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                                                          EXHIBIT 11

               GRUBB & ELLIS COMPANY AND SUBSIDIARIES
               EXHIBIT (11) STATEMENT RE COMPUTATION OF
                    PER SHARE EARNINGS - FORM 10-Q
             FOR THE THREE-MONTH AND SIX-MONTH PERIODS ENDED
                          JUNE 30, 1994 AND 1993
                               (UNAUDITED)
           (IN THOUSANDS EXCEPT FOR SHARES AND PER SHARE AMOUNTS)
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
                                               Three Months            Six Months
                                              Ended June 30,          Ended June 30,
                                              --------------          ---------------
                                             1994        1993         1994        1993
                                             ----        ----         ----        ----
Primary income (loss) per share
 applicable to Common Stock

 Weighted average common
  shares outstanding                       4,114,549   4,056,954   4,087,386     3,978,651

 Net effect of the assumed conversion
  of Preferred Stock                       2,674,511           0           0             0
                                           ----------  ---------   ---------     ---------

 Total                                     6,789,060   4,056,954   4,087,386     3,978,651
                                           ----------  ---------   ---------     ---------

 Net income (loss)                         $   1,203   $     454   $  (3,542)    $  (4,208)

 Earnings applicable to
  Preferred Stock (A)                           (461)       (599)     (1,295)         (998)
                                           ----------  ---------   ---------     ----------

 Net income (loss) applicable to
  Common Stockholders                      $     742   $    (145)  $  (4,837)    $  (5,206)
                                           ==========  ==========  ==========    ==========

 Net income (loss) per common
  share and equivalents applicable
  to Common Stock                          $     .11   $    (.04)  $   (1.18)    $   (1.31)
                                           ==========  ==========  ==========    ==========

Fully-diluted income (loss) per share
  applicable to Common Stock

 Weighted average common
  shares outstanding                       4,114,549   4,056,954    4,087,386    3,978,651

 Net effect of the assumed conversion
  of Preferred Stock                       7,225,712           0            0            0
                                           ----------  ---------   ---------     ---------


 Total                                    11,340,261   4,056,954    4,087,386    3,978,651
                                           ==========  ==========  ==========    ==========

 Net income (loss)                        $    1,203   $    (145)  $   (4,837)   $  (5,206)
                                           ==========  ==========  ==========    ==========

 Net income (loss) per common
  share and equivalents applicable
  to Common Stock                         $      .11   $    (.04)  $    (1.18)   $   (1.31)
                                           ==========  ==========  ==========    ==========


(A)Assuming conversion of the 5% Junior Convertible Preferred Stock in the second quarter of 1994.

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